Exhibit 99.6

CONSENT OF THOMAS E. ROBINSON

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Essex Property Trust, Inc. (“Essex”), and any amendments thereto, as a person to become a member of Essex’s board of directors effective as of the effective time of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of December 19, 2013, by and among Essex, Bronco Acquisition Sub, Inc. and BRE Properties, Inc.) and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: January 24, 2014

/s/ Thomas E. Robinson
Thomas E. Robinson